CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of Hartford Funds Exchange-Traded Trust of our report dated September 25, 2025 relating to the financial statements and financial highlights of Hartford AAA CLO ETF, Hartford Core Bond ETF, Hartford Large Cap Growth ETF, Hartford Municipal Opportunities ETF, Hartford Quality Value ETF, Hartford Schroders Tax-Aware Bond ETF, Hartford Strategic Income ETF and Hartford Total Return Bond ETF which appears in Hartford Fund Exchange-Traded Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 25, 2025